Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 15, 2004
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS NET INCOME OF $.19 PER SHARE ON 48%
SEQUENTIAL REVENUE GROWTH FOR SECOND QUARTER

St. Paul, Minn. (7/15/04)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ending June 30, 2004.

Revenue for the second quarter was $9,107,000, up from revenue of $6,141,000 for the prior quarter, and up from revenue of $3,243,000 for the second quarter of 2003. Net income for the second quarter was $2,003,000, or $.19 per diluted share, compared to net income for the first quarter of 2004 of $713,000, or $.07 per diluted share, and a net loss in the second quarter of 2003 of $511,000, or ($.05) per diluted share.

“We continue to be very pleased with the way we are participating in this growth cycle of the semiconductor equipment industry,” said Joseph C. Levesque, president and chief executive officer. “Our revenue for the second quarter increased 48% sequentially, after sequential increases of 38% and 34% in the two previous quarters, a record of growth we believe substantially exceeded the industry growth rate for those quarters. In addition, we generated $1.3 million in cash flow from operations, our net income was 22% of our revenue, and our backlog increased. Our strong performance in this ongoing recovery cycle reflects market acceptance of our more recent product introductions, and validates our product development strategy of focusing on the most compelling requirements of the largest and fastest growing integrated circuit (IC) packaging and wafer processing technology segments of the semiconductor industry.”

Mr. Levesque continued, “The current quarter can be relatively weak in the semiconductor industry due to seasonality. We anticipate that our customer base may react conservatively to this seasonality, resulting in a potential push out of equipment orders and revenue into the fourth quarter. Accordingly, we are planning toward a relatively flat revenue quarter sequentially, with revenues varying as much as ten percent either way depending upon the effect of the seasonality factor.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2003.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
Net sales	$9,107	$3,243	$15,248	$6,313
Cost of goods sold	3,940	1,578	6,644	3,077

Gross profit	5,167	1,665	8,604	3,236

Gross profit percent	56.7%	51.3%	56.4%	51.3%
Operating expenses:
Selling, general and administrative	2,385	1,520	4,263	3,185
Research and development	889	662	1,735	1,215

Total operating expenses	3,274	2,182	5,998	4,400

Income (loss) from operations	1,893	(517)	2,606	(1,164)
Interest and other income, net	141	6	151	23

Income (loss) before income taxes	2,034	(511)	2,757	(1,141)
Income tax expense	(31)	—	(41)	—

Net income (loss)	$2,003	$(511)	$2,716	$(1,141)

Income (loss) per common share:
Basic	$0.21	$(0.05)	$0.28	$(0.12)
Diluted	$0.19	$(0.05)	$0.27	$(0.12)
Weighted average common shares outstanding:
Basic	9,596	9,477	9,552	9,477
Diluted	10,311	9,477	10,137	9,477

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	June 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$6,567	$4,087
Accounts receivable, net	5,502	3,320
Inventories — operations	7,038	6,365
Inventories — shipped equipment subject to revenue deferral	852	324
Other current assets	563	209

Total current assets	20,522	14,305

Property and equipment, net	421	386

Identifiable intangible assets, net	1,308	1,750
Other assets	94	28

Total assets	$22,345	$16,469

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$34	$—
Trade accounts payable	2,219	1,540
Accrued liabilities	3,244	1,258

Total current liabilities	5,497	2,798

Long-term debt, less current portion	147	—

Shareholders’ equity	16,701	13,671

Total liabilities and shareholders’ equity	$22,345	$16,469